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                     April 13, 2023

       Andrea Funk
       Chief Financial Officer
       EnerSys
       2366 Bernville Rd.
       Reading, PA 19605

                                                        Re: EnerSys
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2022
                                                            Filed May 25, 2022
                                                            File No. 001-32253

       Dear Andrea Funk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing